Exhibit 99.1

Astra to Hold Inaugural Spacetech Day on May 12, 2022

ALAMEDA, Calif., May 5, 2022- Astra Space, Inc. (“Astra”) (Nasdaq: ASTR) today announced that it will host its inaugural Spacetech Day for investors and analysts on Thursday, May 12, 2022 at 9:00 a.m. PT (12:00 p.m. ET).

Event: Astra SpaceTech Day

What: Join us for a live webcast from our Bay Area rocket factory for our inaugural Spacetech Day on May 12, 2022. We'll be sharing information about our products and giving participants a preview of what’s next for Astra.

We believe that the space economy is at an inflection point akin to the birth of the Internet, both in scale and opportunity. Come see what inspires us every day at Astra Spacetech Day.

When: Thursday, May 12, 2022, from 9:00 a.m. to 12:00 p.m. PT

Webcast Link: https://www.astra.com/spacetech-day-2022

Replay: A webcast replay will be available on the Investor Relations section of Astra’s website following the event.

About Astra Space, Inc.

Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Today, Astra offers one of the lowest cost-per-launch dedicated orbital launch services of any operational launch provider in the world. Astra delivered its first commercial launch to low Earth orbit in 2021, making it the fastest company in history to reach this milestone, just five years after it was founded in 2016. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq. Visit astra.com to learn more about Astra.

Investor Contact:

Ryan Carrithers

investors@astra.com

Media Contact:

Kati Dahm

kati@astra.com